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                                                                    EXHIBIT 99.1


                                                   NEWS     13710 FNB Parkway
                                                   RELEASE  Omaha, NE 68154-5200

                                                   For Further Information
                                                   Contact:

[NORTHERN BORDER PIPELINE COMPANY LOGO]            Media Contact:
                                                   Beth Jensen
                                                   (402) 492-3400

                                                   Investor Contacts:
                                                   Ellen Konsdorf
                                                   Lisa Couillard
                                                   (877) 208-7318




NORTHERN BORDER PIPELINE COMPANY ANNOUNCES
EXPANSION PROJECT AND CAPACITY SALES

FOR IMMEDIATE RELEASE: THURSDAY, SEPTEMBER 23, 2004

         OMAHA -- (NYSE: NBP; NASDAQ: TCLP) - Northern Border Pipeline Company announced today that during a recently concluded open season, it received commitments from shippers sufficient to support a proposed expansion of its pipeline system into the Chicago market area. The "Chicago Expansion III Project" would expand capacity of the Northern Border Pipeline from Harper, Iowa to Chicago by approximately 130 million cubic feet per day or approximately 15 percent to meet additional demand on this segment of the pipeline system. The project would add a 16,000 horsepower compressor in Iowa and make minor modifications to existing facilities. Capital costs are estimated to be approximately $20 million and the target in service date is spring 2006. Construction is subject to approval by the Federal Energy Regulatory Commission.

         The pipeline also announced that it has recontracted additional capacity on its upstream segments from Port of Morgan, Montana to Harper that is available November 1, 2004. Following a posting that concluded September 16, 2004, less than 1 percent of the long-haul firm capacity on the pipeline system remains available beginning in









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November. The capacity commitments are at the maximum transportation rates with terms of five to six months.

         "We are very pleased to announce another expansion of the Northern Border Pipeline into the vibrant and growing Chicago market hub. This project is another example of our efforts to create opportunities for our customers by expanding into market centers that offer attractive value," said Bill Cordes, chairman of the Northern Border Pipeline Management Committee. "Additionally, while we have made progress with our recontracting efforts and have now essentially sold out our base firm capacity through the winter months, we will continue to aggressively address recontracting firm capacity throughout 2005 as contracts expire."

         Northern Border Pipeline Company is a general partnership that owns and operates a 1,249-mile interstate pipeline that transported approximately 22 percent of all Canadian gas imported into the United States in 2003. Northern Border Partners, L.P. (NYSE:NBP) owns a 70 percent general partner interest in Northern Border Pipeline Company. The remaining 30 percent general partner interest is owned by TC PipeLines, LP (Nasdaq: TCLP).


This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Pipeline Company believes that its expectations are based on reasonable assumptions it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include receipt of approval by the Federal Energy Regulatory Commission and required regulatory clearances; natural gas development in the Western Canadian Sedimentary Basin; competitive conditions in the overall natural gas markets; performance of contractual obligations by the shippers; our ability to market pipeline capacity on favorable terms; and the price of natural gas.


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